Exhibit 99.1
For Immediate Release
Cushman & Wakefield Reports Financial Results for the First Quarter 2024

CHICAGO (BUSINESS WIRE), April 29, 2024 — Cushman & Wakefield (NYSE: CWK) today reported financial results for the first quarter of 2024.
Effective January 1, 2024, the Property, facilities and project management service line was renamed to Services. The change was to the name only and had no impact on the composition of the Company’s service lines or its historical results.
First Quarter Results:
•Revenue of $2.2 billion for the first quarter of 2024 decreased 3% from the first quarter of 2023. Service line fee revenue was flat compared to the first quarter of 2023.
◦Strong Leasing growth of 5% was driven by broad strength across segments, led by EMEA.
◦Valuation and other grew 1%, driven by the Americas and EMEA.
◦Services and Capital markets declined 3% and 1%, respectively.
•Net loss of $28.8 million for the first quarter of 2024 decreased 62% compared to net loss of $76.4 million for the first quarter of 2023. Diluted loss per share for the first quarter of 2024 was $0.13.
◦Adjusted EBITDA of $78.1 million increased 28% from the first quarter of 2023, with Adjusted EBITDA margin of 5.2% expanding 117 basis points from the first quarter of 2023.
•Net cash used in operating activities was $125.1 million for the first quarter of 2024.
◦Free cash flow for the quarter was a use of $135.6 million compared to a use of $231.5 million in the first quarter of 2023.
•In March 2024, we elected to prepay $50.0 million of the Company’s term loans due in 2025.
•Liquidity as of March 31, 2024 was $1.7 billion, consisting of availability on the Company’s undrawn revolving credit facility of $1.1 billion and cash and cash equivalents of $0.6 billion.
In April 2024, we repriced $1.0 billion of the Company’s term loans due in 2030, reducing the applicable interest rate spread on the term loan issued in August 2023 by 25 basis points from 1-month Term SOFR plus 4.00% to 1-month Term SOFR plus 3.75%. The Company estimates that the repricing, together with the March 2024 optional prepayment of debt, will result in cash interest expense savings of approximately $6.0 million annually.
“We reported strong first quarter results that demonstrate the breadth and strength of our service offerings as well as our commitment to executing consistently on our strategic priorities,” said Michelle MacKay, Cushman & Wakefield Chief Executive Officer. “Our teams across the globe generated another quarter of solid leasing growth and seized on opportunities in capital markets that resulted in a meaningful improvement in sales pace during the quarter. Additionally, we maintained our cost discipline to drive margin improvement and recently repaid and refinanced debt to reduce our annual interest expense. Looking forward, we will build upon this quarter’s momentum and continue to position ourselves to capitalize on growth opportunities as they arise.”

INVESTOR RELATIONS	MEDIA CONTACT
Megan McGrath	Aixa Velez
Investor Relations	Corporate Communications
+1 312 338 7860	+1 312 424 8195
IR@cushwake.com	aixa.velez@cushwake.com

April 29, 2024

Consolidated Results (unaudited)

	Three Months Ended March 31,
(in millions, except per share data)	2024	2023	% Change in USD	% Change in Local Currency(5)
Revenue:
Services	$871.2	$896.8	(3)%	(3)%
Leasing	381.7	362.5	5%	5%
Capital markets	141.6	142.8	(1)%	(1)%
Valuation and other	103.1	101.9	1%	1%
Total service line fee revenue(1)	1,497.6	1,504.0	0%	0%
Gross contract reimbursables(2)	687.2	745.3	(8)%	(8)%
Total revenue	$2,184.8	$2,249.3	(3)%	(3)%

Costs and expenses:
Cost of services provided to clients	$1,145.3	$1,162.3	(1)%	(1)%
Cost of gross contract reimbursables	687.2	745.3	(8)%	(8)%
Total costs of services	1,832.5	1,907.6	(4)%	(4)%
Operating, administrative and other	296.0	315.9	(6)%	(6)%
Depreciation and amortization	32.5	36.9	(12)%	(12)%
Restructuring, impairment and related charges	5.0	7.2	(31)%	(30)%
Total costs and expenses	2,166.0	2,267.6	(4)%	(4)%
Operating income (loss)	18.8	(18.3)	n.m.	n.m.
Interest expense, net of interest income	(58.7)	(76.8)	(24)%	(24)%
Earnings from equity method investments	11.7	11.9	(2)%	(2)%
Other income (expense), net	1.7	(6.0)	n.m.	n.m.
Loss before income taxes	(26.5)	(89.2)	(70)%	(70)%
Provision for (benefit from) income taxes	2.3	(12.8)	n.m.	n.m.
Net loss	$(28.8)	$(76.4)	(62)%	(62)%
Net loss margin	(1.3)%	(3.4)%

Adjusted EBITDA(3)	$78.1	$60.9	28%	29%
Adjusted EBITDA margin(3)	5.2%	4.0%

Adjusted net income (loss)(3)	$0.6	$(9.4)	106%

Weighted average shares outstanding, basic	227.9	226.2
Weighted average shares outstanding, diluted(4)	231.2	228.0
Loss per share, basic	$(0.13)	$(0.34)
Loss per share, diluted	$(0.13)	$(0.34)
Adjusted earnings (loss) per share, diluted(3)(4)	$0.00	$(0.04)
n.m. not meaningful
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.
(3) See the end of this press release for reconciliations of (i) Net loss to Adjusted EBITDA and (ii) Net loss to Adjusted net income (loss) and for explanations of the calculation of Adjusted EBITDA margin and Adjusted earnings (loss) per share, diluted. See also the definition of, and a description of the purposes for which management uses, these non-GAAP financial measures under the Use of Non-GAAP Financial Measures section in this press release.
(4) For all periods with a GAAP net loss, weighted average shares outstanding, diluted is only used to calculate Adjusted earnings (loss) per share, diluted. For all periods with a GAAP net loss, all potentially dilutive shares would be anti-dilutive; therefore, both basic and diluted loss per share are calculated using weighted average shares outstanding, basic.
(5) In order to assist our investors and improve comparability of results, we present the period-over-period changes in certain of our non-GAAP financial measures, such as Adjusted EBITDA, in “local” currency. The local currency change represents the period-over-period change assuming no movement in foreign exchange rates from the prior period. We believe that this presentation provides our management and investors with a better view of comparability and trends in the underlying operating business.

April 29, 2024

First Quarter Results (unaudited)
Revenue
Revenue of $2.2 billion decreased $64.5 million or 3% compared to the three months ended March 31, 2023, primarily driven by the Americas, which decreased 6%. This decline was principally driven by decreases in Services and Gross contract reimbursables revenue of 3% and 8%, respectively, primarily due to changes in client mix. Capital markets revenue declined 1%, driven by a 6% decline in the Americas, as volatility and uncertainty in the interest rate environment continued to challenge investment sales activity. Partially offsetting these trends was 5% growth in Leasing revenue, principally driven by EMEA, and 1% growth in Valuation and other revenue compared to the three months ended March 31, 2023.
Costs of services
Costs of services of $1.8 billion decreased $75.1 million or 4% compared to the three months ended March 31, 2023, principally driven by a decrease in third-party consumables of approximately $70.0 million. Cost of services provided to clients decreased 1% and Cost of gross contract reimbursables decreased 8%, primarily driven by the Americas, due to changes in client mix.
Operating, administrative and other
Operating, administrative and other expenses of $296.0 million decreased $19.9 million or 6% compared to the three months ended March 31, 2023, principally driven by a decrease in employment costs and the impact of cost savings initiatives.
Restructuring, impairment and related charges
Restructuring, impairment and related charges of $5.0 million decreased $2.2 million compared to the three months ended March 31, 2023, which reflected a decrease in severance and employment-related costs of $1.5 million, as well as a decrease in right-of-use asset impairment charges of $0.7 million. In 2023, the Company actioned certain cost savings initiatives, including a reduction in headcount across select roles to help optimize our workforce given the challenging macroeconomic conditions and operating environment, as well as property lease rationalizations. These actions continued into the first quarter of 2024.
Interest expense, net of interest income
Interest expense of $58.7 million decreased $18.1 million or 24% compared to the three months ended March 31, 2023, primarily related to a loss on debt extinguishment of $16.9 million, as well as $4.7 million of new transaction costs expensed in the first quarter of 2023 in connection with the refinancing of a portion of the borrowings under our 2018 Credit Agreement (see Note 9: Long-Term Debt and Other Borrowings in the Notes to the Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 for further information). The decrease in interest expense was partially offset by higher variable interest rates on our term loans compared to the prior year period.
Provision for (benefit from) income taxes
Provision for income taxes for the first quarter of 2024 was $2.3 million on a loss before income taxes of $26.5 million. For the first quarter of 2023, the benefit from income taxes was $12.8 million on a loss before income taxes of $89.2 million. The increase in income tax expense compared to the three months ended March 31, 2023 was primarily driven by a lower loss before income taxes and changes in the jurisdictional mix of earnings resulting in higher nondeductible losses when compared to the same period in 2023.
Net loss and Adjusted EBITDA
Net loss of $28.8 million decreased 62% compared to net loss of $76.4 million in the three months ended March 31, 2023. Net loss margin was 1.3% compared to net loss margin of 3.4% the three months ended March 31, 2023. The decrease in net loss was principally driven by growth in our Leasing and Valuation and other service lines as well as the impact of our cost savings initiatives. In addition, a loss on debt extinguishment incurred in the first quarter of 2023 contributed to the larger net loss in the prior year period. These favorable trends were partially offset by declines in Services.
Adjusted EBITDA of $78.1 million increased $17.2 million or 28% compared to the prior year period, driven by the same factors impacting Net loss above, with the exception of the loss on debt extinguishment incurred in the prior year period. Adjusted EBITDA margin, measured against service line fee revenue, of 5.2% expanded 117 basis points from the first quarter of 2023.

April 29, 2024

Balance Sheet
Liquidity at the end of the first quarter was $1.7 billion, consisting of availability on the Company’s undrawn revolving credit facility of $1.1 billion and cash and cash equivalents of $0.6 billion.
Net debt as of March 31, 2024 was $2.6 billion reflecting the Company’s outstanding term loans of $2.1 billion and senior secured notes totaling $1.1 billion, net of cash and cash equivalents of $0.6 billion. See the “Use of Non-GAAP Financial Measures” section in this press release for the definition of, and a description of the purposes for which management uses, this non-GAAP financial measure.

Conference Call
The Company’s First Quarter 2024 Earnings Conference Call will be held today, April 29, 2024, at 5:00 p.m. Eastern Time. A webcast, along with an associated slide presentation, will be accessible through the Investor Relations section of the Company’s website at http://ir.cushmanwakefield.com.
The direct dial-in number for the conference call is 1-844-825-9789 for U.S. callers and 1-412-317-5180 for international callers. A replay of the call will be available approximately two hours after the conference call by accessing http://ir.cushmanwakefield.com. A transcript of the call will be available on the Investor Relations section of the Company’s website at http://ir.cushmanwakefield.com.
About Cushman & Wakefield
Cushman & Wakefield (NYSE: CWK) is a leading global commercial real estate services firm for property owners and occupiers with approximately 52,000 employees in nearly 400 offices and approximately 60 countries. In 2023, the firm reported revenue of $9.5 billion across its core service lines of (i) Services, (ii) Leasing, (iii) Capital markets, and (iv) Valuation and other. It also receives numerous industry and business accolades for its award-winning culture and commitment to Diversity, Equity and Inclusion (DEI), sustainability and more. For additional information, visit www.cushmanwakefield.com.

April 29, 2024

Cautionary Note on Forward-Looking Statements
All statements in this release other than historical facts are forward-looking statements, which rely on a number of estimates, projections and assumptions concerning future events. Such statements are also subject to a number of uncertainties and factors outside Cushman & Wakefield’s control. Such factors include, but are not limited to, disruptions in general macroeconomic conditions and global and regional demand for commercial real estate; our ability to attract and retain qualified revenue producing employees and senior management; the failure of our acquisitions and joint ventures to perform as expected or the lack of similar future opportunities; our ability to preserve, grow and leverage the value of our brand; the concentration of business with specific corporate clients; our ability to appropriately address actual or perceived conflicts of interest; our ability to maintain and execute our information technology strategies; interruption or failure of our information technology, communications systems or data services; our vulnerability to potential breaches in security related to our information systems; our ability to comply with current and future data privacy regulations and other confidentiality obligations; the extent to which infrastructure disruptions may affect our ability to provide our services; the potential impairment of our goodwill and other intangible assets; our ability to comply with laws and regulations and any changes thereto; changes in tax laws or tax rates and our ability to make correct determinations in complex tax regimes; our ability to successfully execute on our strategy for operational efficiency; the failure of third parties performing on our behalf to comply with contract, regulatory or legal requirements; risks associated with the climate change and ability to achieve our sustainability goals; foreign currency volatility; social, geopolitical and economic risks associated with our international operations; risks associated with sociopolitical polarization; restrictions imposed on us by the agreements governing our indebtedness; our amount of indebtedness and its potential adverse impact on our available cash flow and the operation of our business; our ability to incur more indebtedness; our ability to generate sufficient cash flow from operations to service our existing indebtedness; our ability to compete globally, regionally and locally; the seasonality of significant portions of our revenue and cash flow; our exposure to environmental liabilities due to our role as a real estate services provider; the ability of our principal shareholders to exert influence over us; potential price declines resulting from future sales of a large number of our ordinary shares; risks related to our capital allocation strategy including current intentions to not pay cash dividends; risks related to litigation; the fact that the rights of our shareholders differ in certain respects from the rights typically offered to shareholders of a Delaware corporation; the fact that U.S. investors may have difficulty enforcing liabilities against us or be limited in their ability to bring a claim in a judicial forum they find favorable in the event of a dispute; and the possibility that English law and provisions in our articles of association may have anti-takeover effects that could discourage an acquisition of us by others or require shareholder approval for certain capital structure decisions. Should any Cushman & Wakefield estimates, projections and assumptions or these other uncertainties and factors materialize in ways that Cushman & Wakefield did not expect, there is no guarantee of future performance and the actual results could differ materially from the forward-looking statements in this press release, including the possibility that recipients may lose a material portion of the amounts invested. While Cushman & Wakefield believes the assumptions underlying these forward-looking statements are reasonable under current circumstances, such assumptions are inherently uncertain and subjective and past or projected performance is not necessarily indicative of future results. No representation or warranty, express or implied, is made as to the accuracy or completeness of the information contained in this press release, and nothing shall be relied upon as a promise or representation as to the performance of any investment. You are cautioned not to place undue reliance on such forward-looking statements or other information in this press release and should rely on your own assessment of an investment or a transaction. Any estimates or projections as to events that may occur in the future are based upon the best and current judgment of Cushman & Wakefield as actual results may vary from the projections and such variations may be material. Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, Cushman & Wakefield expressly disclaims any obligation to update or revise any of them, whether as a result of new information, future events or otherwise. Additional information concerning factors that may influence the Company’s results is discussed under “Risk Factors” in Part I, Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2023 and in its other periodic reports filed with the Securities and Exchange Commission (the “SEC”).

April 29, 2024

Cushman & Wakefield plc
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended March 31,
(in millions, except per share data)	2024	2023
Revenue	$2,184.8	$2,249.3
Costs and expenses:
Costs of services (exclusive of depreciation and amortization)	1,832.5	1,907.6
Operating, administrative and other	296.0	315.9
Depreciation and amortization	32.5	36.9
Restructuring, impairment and related charges	5.0	7.2
Total costs and expenses	2,166.0	2,267.6
Operating income (loss)	18.8	(18.3)
Interest expense, net of interest income	(58.7)	(76.8)
Earnings from equity method investments	11.7	11.9
Other income (expense), net	1.7	(6.0)
Loss before income taxes	(26.5)	(89.2)
Provision for (benefit from) income taxes	2.3	(12.8)
Net loss	$(28.8)	$(76.4)

Basic loss per share:
Loss per share attributable to common shareholders, basic	$(0.13)	$(0.34)
Weighted average shares outstanding for basic loss per share	227.9	226.2
Diluted loss per share:
Loss per share attributable to common shareholders, diluted	$(0.13)	$(0.34)
Weighted average shares outstanding for diluted loss per share	227.9	226.2

April 29, 2024

Cushman & Wakefield plc
Condensed Consolidated Balance Sheets

	As of
(in millions, except per share data)	March 31, 2024	December 31, 2023
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$553.5	$767.7
Trade and other receivables, net of allowance of $85.1 and $85.2, as of March 31, 2024 and December 31, 2023, respectively	1,265.9	1,468.0
Income tax receivable	86.4	67.1
Short-term contract assets, net	317.0	311.0
Prepaid expenses and other current assets	237.0	189.4
Total current assets	2,459.8	2,803.2
Property and equipment, net	155.1	163.8
Goodwill	2,064.3	2,080.9
Intangible assets, net	791.3	805.9
Equity method investments	713.6	708.0
Deferred tax assets	99.8	67.4
Non-current operating lease assets	320.3	339.0
Other non-current assets	886.9	805.8
Total assets	$7,491.1	$7,774.0

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings and current portion of long-term debt	$125.0	$149.7
Accounts payable and accrued expenses	1,093.6	1,157.7
Accrued compensation	708.1	851.4
Income tax payable	19.9	20.8
Other current liabilities	232.8	217.6
Total current liabilities	2,179.4	2,397.2
Long-term debt, net	3,065.9	3,096.9
Deferred tax liabilities	58.9	13.7
Non-current operating lease liabilities	296.9	319.6
Other non-current liabilities	264.6	268.6
Total liabilities	5,865.7	6,096.0

Shareholders’ equity:
Ordinary shares, nominal value $0.10 per share, 800,000,000 shares authorized; 228,992,219 and 227,282,173 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	22.9	22.7
Additional paid-in capital	2,954.6	2,957.3
Accumulated deficit	(1,146.0)	(1,117.2)
Accumulated other comprehensive loss	(206.7)	(185.4)
Total equity attributable to the Company	1,624.8	1,677.4
Non-controlling interests	0.6	0.6
Total equity	1,625.4	1,678.0
Total liabilities and shareholders’ equity	$7,491.1	$7,774.0

April 29, 2024

Cushman & Wakefield plc
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Three Months Ended March 31,
(in millions)	2024	2023
Cash flows from operating activities
Net loss	$(28.8)	$(76.4)
Reconciliation of net loss to net cash used in operating activities:
Depreciation and amortization	32.5	36.9
Impairment charges	1.1	1.8
Unrealized foreign exchange (gain) loss	(2.4)	1.3
Stock-based compensation	6.4	11.3
Lease amortization	22.0	24.7
Loss on debt extinguishment	—	8.7
Amortization of debt issuance costs	1.5	2.0
Earnings from equity method investments, net of distributions received	(7.7)	(7.8)
Change in deferred taxes	8.1	3.5
Provision for loss on receivables and other assets	2.4	1.9
Loss on disposal of business	—	1.3
Unrealized loss on equity securities, net	1.0	10.7
Other operating activities, net	(5.2)	1.6
Changes in assets and liabilities:
Trade and other receivables	138.0	118.3
Income taxes payable	(20.3)	(32.4)
Short-term contract assets and Prepaid expenses and other current assets	(32.0)	(56.1)
Other non-current assets	(45.8)	(21.7)
Accounts payable and accrued expenses	(55.0)	(69.1)
Accrued compensation	(137.0)	(158.9)
Other current and non-current liabilities	(3.9)	(23.1)
Net cash used in operating activities	(125.1)	(221.5)
Cash flows from investing activities
Payment for property and equipment	(10.5)	(10.0)
Investments in equity securities and equity method joint ventures	(0.4)	(4.8)
Return of beneficial interest in a securitization	(100.0)	—
Collection on beneficial interest in a securitization	100.0	90.0
Other investing activities, net	0.1	(1.9)
Net cash (used in) provided by investing activities	(10.8)	73.3
Cash flows from financing activities
Shares repurchased for payment of employee taxes on stock awards	(9.1)	(7.2)
Payment of deferred and contingent consideration	(1.9)	(6.5)
Proceeds from borrowings	—	1,000.0
Repayment of borrowings	(55.0)	(1,000.0)
Debt issuance costs	—	(23.5)
Payment of finance lease liabilities	(6.9)	(7.3)
Other financing activities, net	—	1.7
Net cash used in financing activities	(72.9)	(42.8)

Change in cash, cash equivalents and restricted cash	(208.8)	(191.0)
Cash, cash equivalents and restricted cash, beginning of the period	801.2	719.0
Effects of exchange rate fluctuations on cash, cash equivalents and restricted cash	(6.6)	2.5
Cash, cash equivalents and restricted cash, end of the period	$585.8	$530.5

April 29, 2024

Segment Results
The following tables summarize the results of operations for the Company’s segments for the three months ended March 31, 2024 and 2023.

Americas Results

	Three Months Ended March 31,
(in millions) (unaudited)	2024	2023	% Change in USD	% Change in Local Currency
Revenue:
Services	$599.4	$628.4	(5)%	(5)%
Leasing	299.5	295.4	1%	1%
Capital markets	111.1	118.8	(6)%	(7)%
Valuation and other	35.4	33.0	7%	8%
Total service line fee revenue(1)	1,045.4	1,075.6	(3)%	(3)%
Gross contract reimbursables(2)	575.6	644.4	(11)%	(11)%
Total revenue	$1,621.0	$1,720.0	(6)%	(6)%

Costs and expenses:
Americas Fee-based operating expenses	$993.1	$1,029.4	(4)%	(3)%
Cost of gross contract reimbursables	575.6	644.4	(11)%	(11)%
Segment operating expenses	$1,568.7	$1,673.8	(6)%	(6)%

Net loss	$(16.8)	$(40.5)	(59)%	(59)%

Adjusted EBITDA	$64.4	$56.7	14%	14%
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.

April 29, 2024

EMEA Results

	Three Months Ended March 31,
(in millions) (unaudited)	2024	2023	% Change in USD	% Change in Local Currency
Revenue:
Services	$81.0	$86.8	(7)%	(9)%
Leasing	53.7	40.3	33%	30%
Capital markets	15.6	13.6	15%	12%
Valuation and other	43.6	42.2	3%	1%
Total service line fee revenue(1)	193.9	182.9	6%	3%
Gross contract reimbursables(2)	28.5	22.3	28%	24%
Total revenue	$222.4	$205.2	8%	6%

Costs and expenses:
EMEA Fee-based operating expenses	$185.6	$186.1	0%	(2)%
Cost of gross contract reimbursables	28.5	22.3	28%	24%
Segment operating expenses	$214.1	$208.4	3%	1%

Net loss	$(10.5)	$(24.3)	(57)%	(53)%

Adjusted EBITDA	$9.0	$(2.1)	n.m.	n.m.
n.m. not meaningful
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.

APAC Results

	Three Months Ended March 31,
(in millions) (unaudited)	2024	2023	% Change in USD	% Change in Local Currency
Revenue:
Services	$190.8	$181.6	5%	7%
Leasing	28.5	26.8	6%	10%
Capital markets	14.9	10.4	43%	52%
Valuation and other	24.1	26.7	(10)%	(6)%
Total service line fee revenue(1)	258.3	245.5	5%	8%
Gross contract reimbursables(2)	83.1	78.6	6%	8%
Total revenue	$341.4	$324.1	5%	8%

Costs and expenses:
APAC Fee-based operating expenses	$255.0	$247.0	3%	6%
Cost of gross contract reimbursables	83.1	78.6	6%	9%
Segment operating expenses	$338.1	$325.6	4%	7%

Net loss	$(1.5)	$(11.6)	(87)%	(86)%

Adjusted EBITDA	$4.7	$6.3	(25)%	(25)%
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.

April 29, 2024

Cushman & Wakefield plc
Use of Non-GAAP Financial Measures
We have used the following measures, which are considered “non-GAAP financial measures” under SEC guidelines:
i.Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) and Adjusted EBITDA margin;
ii.Segment operating expenses and Fee-based operating expenses;
iii.Adjusted net income (loss) and Adjusted earnings (loss) per share;
iv.Free cash flow;
v.Local currency; and
vi.Net debt.
Management principally uses these non-GAAP financial measures to evaluate operating performance, develop budgets and forecasts, improve comparability of results and assist our investors in analyzing the underlying performance of our business. These measures are not recognized measurements under GAAP. When analyzing our operating results, investors should use them in addition to, but not as an alternative for, the most directly comparable financial results calculated and presented in accordance with GAAP. Because the Company’s calculation of these non-GAAP financial measures may differ from other companies, our presentation of these measures may not be comparable to similarly titled measures of other companies.
The Company believes that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance. The measures eliminate the impact of certain items that may obscure trends in the underlying performance of our business. The Company believes that they are useful to investors for the additional purposes described below.
Adjusted EBITDA and Adjusted EBITDA margin: We have determined Adjusted EBITDA to be our primary measure of segment profitability. We believe that investors find this measure useful in comparing our operating performance to that of other companies in our industry because these calculations generally eliminate unrealized loss on investments, net, integration and other costs related to merger, acquisition related costs and efficiency initiatives, cost savings initiatives, CEO transition costs, servicing liability fees and amortization, certain legal and compliance matters, and other non-recurring items. Adjusted EBITDA also excludes the effects of financings, income tax and the non-cash accounting effects of depreciation and intangible asset amortization. Adjusted EBITDA margin, a non-GAAP measure of profitability as a percent of revenue, is measured against service line fee revenue.
Segment operating expenses and Fee-based operating expenses: Consistent with GAAP, reimbursed costs for certain customer contracts are presented on a gross basis in both revenue and operating expenses for which the Company recognizes substantially no margin. Total costs and expenses include segment operating expenses, as well as other expenses such as depreciation and amortization, integration and other costs related to merger, acquisition related costs and efficiency initiatives, cost savings initiatives, CEO transition costs, servicing liability fees and amortization, certain legal and compliance matters, and other non-recurring items. Segment operating expenses includes Fee-based operating expenses and Cost of gross contract reimbursables.
We believe Fee-based operating expenses more accurately reflects the costs we incur during the course of delivering services to our clients and is more consistent with how we manage our expense base and operating margins.
Adjusted net income (loss) and Adjusted earnings (loss) per share: Management also assesses the profitability of the business using Adjusted net income (loss). We believe that investors find this measure useful in comparing our profitability to that of other companies in our industry because this calculation generally eliminates depreciation and amortization related to merger, unrealized loss on investments, net, financing and other facility fees, integration and other costs related to merger, acquisition related costs and efficiency initiatives, cost savings initiatives, CEO transition costs, servicing liability fees and amortization, certain legal and compliance matters, and other non-recurring items. Income tax, as adjusted, reflects management’s expectation about our long-term effective rate as a public company. The Company also uses Adjusted earnings (loss) per share (“EPS”) as a component when measuring operating performance. Management defines Adjusted EPS as Adjusted net income (loss) divided by total basic and diluted weighted average shares outstanding.

April 29, 2024

Free cash flow: Free cash flow is a financial performance metric that is calculated as net cash provided by (used in) operating activities, less capital expenditures (reflected as Payment for property and equipment in the investing section of the Condensed Consolidated Statements of Cash Flows).
Local currency: In discussing our results, we refer to percentage changes in local currency. These metrics are calculated by holding foreign currency exchange rates constant in year-over-year comparisons. Management believes that this methodology provides investors with greater visibility into the performance of our business excluding the effect of foreign currency rate fluctuations.
Net debt: Net debt is used as a measure of our liquidity and is calculated as total debt minus cash and cash equivalents.
Adjustments to U.S. GAAP Financial Measures Used to Calculate Non-GAAP Financial Measures
During the periods presented in this earnings release, the Company had the following adjustments:
Unrealized loss on investments, net represents net unrealized losses on fair value investments. Prior to 2024, this primarily reflected unrealized losses on our investment in WeWork.
Integration and other costs related to merger reflects the non-cash amortization expense of certain merger related retention awards that will be amortized through 2026, and the non-cash amortization expense of merger related deferred rent and tenant incentives which will be amortized through 2028.
Acquisition related costs and efficiency initiatives includes internal and external consulting costs incurred to implement certain distinct operating efficiency initiatives designed to realign our organization to be a more agile partner to our clients. These initiatives vary in frequency, amount and occurrence based on factors specific to each initiative. In addition, this includes certain direct costs incurred in connection with acquiring businesses.
Cost savings initiatives primarily reflects severance and other one-time employment-related separation costs related to actions to reduce headcount across select roles to help optimize our workforce given the challenging macroeconomic conditions and operating environment, as well as property lease rationalizations. These actions continued into the first quarter of 2024.
Servicing liability fees and amortization reflects the additional non-cash servicing liability fees accrued in connection with the A/R Securitization amendments in prior years. The liability will be amortized through June 2026.

The interim financial information for the three months ended March 31, 2024 and 2023 is unaudited. All adjustments, consisting of normal recurring adjustments, except as otherwise noted, considered necessary for a fair presentation of the unaudited interim condensed consolidated financial information for these periods have been included. Users of all of the aforementioned unaudited interim financial information should refer to the audited Consolidated Financial Statements of the Company and notes thereto for the year ended December 31, 2023 in the Company’s 2023 Annual Report on Form 10-K.
Please see the following tables for reconciliations of our non-GAAP financial measures to the most closely comparable GAAP measures.

April 29, 2024

Reconciliations of Non-GAAP financial measures
Reconciliation of Net loss to Adjusted EBITDA:

	Three Months Ended March 31,
(in millions) (unaudited)	2024	2023
Net loss	$(28.8)	$(76.4)
Add/(less):
Depreciation and amortization	32.5	36.9
Interest expense, net of interest income	58.7	76.8
Provision for (benefit from) income taxes	2.3	(12.8)
Unrealized loss on investments, net	1.0	10.7
Integration and other costs related to merger	1.3	2.4
Acquisition related costs and efficiency initiatives	—	6.6
Cost savings initiatives	7.2	15.0
Servicing liability fees and amortization	(0.4)	—
Other(1)	4.3	1.7
Adjusted EBITDA	$78.1	$60.9
(1) For the three months ended March 31, 2024, Other primarily reflects non-cash stock-based compensation expense associated with certain one-time retention awards which vested in February 2024 and bad debt expense driven by a sublessee default. For the three months ended March 31, 2023, Other primarily includes non-cash stock-based compensation expense associated with certain one-time retention awards.

Reconciliation of Net loss to Adjusted net income (loss):

	Three Months Ended March 31,
(in millions, except per share data) (unaudited)	2024	2023
Net loss	$(28.8)	$(76.4)
Add/(less):
Merger and acquisition related depreciation and amortization	13.9	18.1
Unrealized loss on investments, net	1.0	10.7
Financing and other facility fees(1)	—	21.6
Integration and other costs related to merger	1.3	2.4
Acquisition related costs and efficiency initiatives	—	6.6
Cost savings initiatives	7.2	15.0
Servicing liability fees and amortization	(0.4)	—
Other	4.3	1.7
Tax impact of adjusted items(2)	2.1	(9.1)
Adjusted net income (loss)	$0.6	$(9.4)
Weighted average shares outstanding, basic	227.9	226.2
Weighted average shares outstanding, diluted(3)	231.2	226.2
Adjusted earnings (loss) per share, basic	$0.00	$(0.04)
Adjusted earnings (loss) per share, diluted(3)	$0.00	$(0.04)
(1) Financing and other facility fees reflects costs related to the refinancing of a portion of the borrowings under our 2018 Credit Agreement in January 2023, including a loss on debt extinguishment of $16.9 million as well as $4.7 million of new transaction costs expensed directly in the first quarter of 2023.
(2) Reflective of management’s estimation of an adjusted effective tax rate of 28% for both the three months ended March 31, 2024 and 2023, respectively.
(3) Weighted average shares outstanding, diluted is calculated by taking basic weighted average shares outstanding and adding dilutive shares of 3.3 million for the three months ended March 31, 2024. As the Company was in an Adjusted net loss position for the three months ended March 31, 2023, all potentially dilutive shares would be anti-dilutive in this period and therefore, approximately 1.8 million of these potentially dilutive shares were excluded from the calculation of diluted weighted average shares outstanding for the three months ended March 31, 2023. This resulted in the calculation of weighted average shares outstanding to be the same for both basic and diluted Adjusted EPS for the three months ended March 31, 2023.

April 29, 2024

Reconciliation of Net cash used in operating activities to Free cash flow:

	Three Months Ended March 31,
(in millions) (unaudited)	2024	2023
Net cash used in operating activities	$(125.1)	$(221.5)
Payment for property and equipment	(10.5)	(10.0)
Free cash flow	$(135.6)	$(231.5)
Summary of Total costs and expenses:

	Three Months Ended March 31,
(in millions) (unaudited)	2024	2023
Americas Fee-based operating expenses	$993.1	$1,029.4
EMEA Fee-based operating expenses	185.6	186.1
APAC Fee-based operating expenses	255.0	247.0
Cost of gross contract reimbursables	687.2	745.3
Segment operating expenses	2,120.9	2,207.8
Depreciation and amortization	32.5	36.9
Integration and other costs related to merger	1.3	2.4
Acquisition related costs and efficiency initiatives	—	6.6
Cost savings initiatives	7.2	15.0
Servicing liability fees and amortization	(0.4)	—
Other, including foreign currency movements(1)	4.5	(1.1)
Total costs and expenses	$2,166.0	$2,267.6
(1) For the three months ended March 31, 2024, Other primarily reflects non-cash stock-based compensation expense associated with certain one-time retention awards which vested in February 2024, bad debt expense driven by a sublessee default, and the effects of movements in foreign currency. For the three months ended March 31, 2023, Other primarily includes non-cash stock-based compensation expense associated with certain one-time retention awards and the effects of movements in foreign currency.